Exhibit 99.3

Results of Shareholder Vote at World Heart Corporation’s
Annual and Special Shareholders Meeting held on December 20, 2006.
(Section 11.3 of National Instrument 51-102)

This report describes the matters voted upon and the outcome of the votes at the Annual and Special Meeting of Shareholders of World Heart Corporation (the “Corporation” or “WorldHeart”) held on Wednesday, December 20, 2006.

Matter		Outcome of Vote

1.	Appointment of Auditors

PricewaterhouseCoopers LLP were reappointed as auditors of the Corporation to hold office until the next annual meeting of Shareholders or until their successors are appointed, and the directors were authorized to fix the remuneration of the auditors.

Carried by a majority of votes on a show of hands with 100% of the 56,295,764 votes represented by proxy voting for the appointment of the auditors.

2.	Election of Directors

The following nominees were elected as Directors of the Corporation to hold office until the next annual meeting or until their successors are elected or appointed:		Carried by a majority of votes on a show of hands with 100% of the 56,295,764 votes represented by proxy voting for the election of the nominated directors.
C. Ian Ross
William C. Garriock
Robert J. Majteles
Jal S. Jassawalla

3.	Amendment to the World Heart Corporation Employee Stock Option Plan Resolution

Carried by a majority of the votes on a ballot, with 40,043,195 (92.90%) votes cast for and 3,046,212 (7.06%) votes cast against the resolution. Votes with respect to 348,055 shares held by insiders and their affiliates and associates were excluded from the voting.

A resolution approving an amendment to the World Heart Corporation Employee Stock Option Plan including an increase in the maximum number of common shares that may be issued under the Plan from 9,772,505 to 14,772,505 was passed.

4.	Confirmation of Corporation’s New By-Law

A resolution confirming the Corporation’s new by-law was approved.		Carried by a majority of the votes on a show of hands, with 99.82% of the 56,295,764 votes represented by proxy voting for the confirmation of the Corporation’s new by-law.

Matter		Outcome of Vote

5.	Reverse Stock Split Resolution

A resolution approving the grant of discretionary authority to the Corporation’s Board of Directors to amend the Corporation’s articles to effect a reverse stock split of the Corporation’s common shares at a ratio within the range from two-to-one to ten-to-one at any time prior to the first anniversary of the annual and special meeting was passed.

Carried by two thirds of votes on a show of hands with 99.34% of the 56,295,764 votes represented by proxy voting for the reverse stock split resolution

8.	Private Placement Resolution

A resolution to approve the issuance by the Corporation of (i) up to 45,220,000 common shares of the Corporation by way of private placement, at a price of US$0.25 per share, to certain investors on the terms set out in the purchase agreement between the Corporation and the investors, dated as of November 13, 2006, and (ii) up to 3,373,200 common shares of the Corporation to ThinkEquity Partners LLC as consideration for services provided by it as agent in connection with the private placement.

Carried by a majority of the votes on a ballot, with 29,822,870 (91.89%) votes cast for and 2,594,398 (7.99%) votes cast against the resolution. Votes with respect to 11,000,000 shares held by certain shareholders of the Corporation and their associates who participated in the first tranche of the private placement were excluded from voting.

Ottawa, Ontario, December 22, 2006

WORLD HEART CORPORATION

By:	/s/	Virginia K. Schweitzer
Virginia K. Schweitzer
Secretary
World Heart Corporation